Exhibit 5

             [LETTERHEAD OF STROBL CUNNINGHAM CARETTI & SHARP, P.C.]

                                 January 5, 2000



Capitol Bancorp Ltd.
200 Washington Sq. N., Fourth floor
Lansing, MI 48933





     RE:  Registration Statement on Form S-4
          SEC File No. 333-91961

Ladies and Gentlemen:

     We have represented Capitol Bancorp Ltd. ("Capitol") in connection with the preparation of a Registration Statement on Form S-4 (the "Registration Statement") registering shares (the "Shares") of Capitol's common stock, no par value, under the Securities Act of 1933, as amended (the "Act"), to be issued in connection with Capitol's Plan of Share Exchange with the minority shareholders of Brighton Commerce Bank.

     In connection with this opinion, we have reviewed (a) the Registration Statement, (b) Capitol's Articles of Incorporation, as amended, (c) Capitol's By-laws, as amended, (d) the Resolutions adopted by Written Consent of the Executive Committee, and (e) such corporate records of Capitol, such certificates of public officials, officers and representatives of Capitol and such other certificates and instruments and have made such investigations of law as we have deemed appropriate for purposes of giving the opinion expressed.

     Based upon the foregoing, we are of the opinion that the Shares, when issued as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

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     We  hereby  consent  to the  filing  of this  opinion  as  Exhibit 5 to the
Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus contained therein.

                                     Sincerely,

                                     /s/ STROBL CUNNINGHAM CARETTI & SHARP, P.C.